Exhibit 99.1

Alight Reports Second Quarter Results

– Achieved total revenue growth of nearly 13%, led by Employer Solutions –

– Strong BPaaS revenue growth of roughly 40% –

– Successful execution of transformational initiatives driving enhanced profitability and cash flow –

– Over 90% of revenue under contract for 2023 –

LINCOLNSHIRE, IL – August 1, 2023 – Alight, Inc. (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the second quarter ended June 30, 2023.

“Alight delivered strong financial performance in the second quarter with double digit growth across revenue, profitability and operating cash flow,” said Chief Executive Officer Stephan Scholl. “Our transformational progress and stable core business enrich our long-term visibility with over 90% of our 2023 revenue under contract and an unprecedented $2.5 billion of backlog already under contract for 2024. We believe the strength of our combined book of business positions Alight to achieve its profitable growth targets in 2023 and beyond.”

Second Quarter 2023 Highlights

•
Revenue increased 12.7% over the prior year period to $806 million
•
Over 90% of projected 2023 revenue under contract at the end of the second quarter
•
Business Process as a Service (BPaaS) revenue grew 39.8% to $179 million, representing 22.2% of total revenue
•
BPaaS bookings on a total contract value (TCV) basis were $149 million, and since the start of 2021, we have delivered BPaaS TCV bookings of $1.7 billion, ahead of our goal of $1.5 billion by the end of 2023
•
Gross profit of $257 million and gross profit margin of 31.9% compared to $219 million and 30.6% in the prior year period, respectively, and adjusted gross profit of $287 million and adjusted gross profit margin of 35.6% compared to $242 million and 33.8%, in the prior year period, respectively
•
Net loss of $72 million compared to net income of $52 million in the prior year period
•
Adjusted EBITDA grew 10.6% over the prior year period to $157 million
•
Cash from operations of $162 million in the first half of 2023, up $44 million or 37.3% from the prior year period
•
New wins or expanded relationships with companies including Maersk, Weis Markets and Siemens Healthineers

Second Quarter 2023 Results

Consolidated Results

Revenue grew 12.7% to $806 million, as compared to $715 million in the prior year period. The improvement was driven by a 13.5% increase in Employer Solutions revenue due to increased net commercial activity, project revenue, and volumes as well as the impact of our 2022 acquisition, and nearly 10% growth in Professional Services revenue. Recurring revenues, which comprised 84.7% of total revenue, grew 13.6% to $683 million mainly due to growth in Employer Solutions revenue.

Gross profit was $257 million or 31.9% of revenue compared to $219 million, or 30.6% of revenue in the prior year period. The increase in gross profit was primarily driven by revenue growth as noted above, partially offset by additional costs associated with the rise in revenues.

Selling, general and administrative expenses were $193 million, compared to $157 million in the prior year period. The change was primarily due to progress made against the previously announced restructuring program as well as the inclusion of expenses from the 2022 acquisition.

Interest expense was $33 million as compared to $29 million in the prior year period. The change in expense was primarily due to higher interest expense on our term loan borrowings due to movement in market interest rates.

The Company’s loss before income tax expense was $69 million compared to income before income tax benefit of $43 million in the prior year period. The change was primarily due to non-operating fair value remeasurements of financial instruments and the tax receivable agreement.

Second Quarter 2023 Segment Results

Employer Solutions

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions revenues grew 13.5% to $697 million, as compared to $614 million in the prior year period, as a result of increased net commercial activity, project revenue, and volumes as well as the impact of our 2022 acquisition. Recurring revenue grew 14.3% to $639 million, while project revenue was up 5.5% to $58 million.

Employer Solutions gross profit was $240 million, as compared to $200 million in the prior year period, up 20%, driven by revenue growth and lower expenses related to productivity initiatives, partially offset by employee compensation costs and additional costs associated with funding growth of current and future revenues. Employer Solutions adjusted gross profit was $268 million, as compared to $221 million in the prior year period, up 21.3% or $47 million, primarily due to the factors impacting gross profit above.

Professional Services

Professional Services revenues were up nearly 10% to $100 million as compared to $91 million in the prior year period as a result of higher recurring revenue and higher project revenue. Recurring revenue and project revenue rose by $3 million and $6 million, respectively.

Professional Services gross profit was $19 million and adjusted gross profit was $20 million, both representing a decrease of $1 million compared to the prior year period.

Balance Sheet Highlights

As of June 30, 2023, the Company’s cash and cash equivalents balance was $271 million, total debt was $2,809 million and total debt net of cash and cash equivalents was $2,538 million.

The interest rates on the Company’s debt are 84% fixed through 2024 and 60% through 2025. The Company has no debt maturities until 2025.

Business Outlook

The Company's 2023 outlook includes:

•
Revenue of $3.47 billion to $3.51 billion (growth of 11% to 12%).
•
Adjusted EBITDA of $735 million to $750 million.
•
Adjusted diluted EPS of $0.62 to $0.67.
•
BPaaS total contract value bookings of $700 million to $900 million.
•
Operating Cash Flow Conversion rate of 45-55%.

Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Management Update

In addition to highlighting its second quarter results, the Company is also announcing that Katie Rooney, Chief Financial Officer of Alight will also be assuming the role of Chief Operating Officer, effective immediately. Katie will continue in her role as Global CFO and will also focus on the operations of Alight’s Professional Services segment and Alight’s global payroll capabilities. With Katie’s expanded role, Jeremy Heaton, previously Executive Vice President, Financial Planning & Analysis, will assume the role of Operating CFO and be accountable for many of the day-to-day responsibilities across the finance function. Additionally, Cesar Jelvez will depart Alight.

“I am thrilled to cultivate our strong leadership team by expanding Katie and Jeremy’s roles,” said Scholl. “Adding operational experience to Katie’s skillset, and elevating Jeremy’s role deepens the expertise of our executive leadership team and gives our board, colleagues, shareholders and customers confidence in our long-term success.”

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second-quarter financial results is scheduled for today, August 1, 2023 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 million people and dependents. Our Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by our global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data-driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. Learn how Alight unlocks growth for organizations of all sizes at alight.com.

For more information, please visit www.alight.com.

Contacts

Investors:

Jeremy Cohen

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, and other non-historical statements, including statements in the “Business Outlook” section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of increases in inflation rates or interest rates or changes in monetary and fiscal policies, recent events affecting the financial services industry, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to changes in regulation, including developments on the use of artificial intelligence and machine learning, and competition in our industry. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Operating Cash Flow Conversion, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Both Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.

Adjusted Net Income, which is defined as net income (loss) attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings Per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Operating Cash Flow Conversion is defined as cash provided by operating activities divided by Adjusted EBITDA. Operating Cash Flow Conversion is used by management and stakeholders to evaluate our core operating performance.

Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2023	2022	2023	2022
Revenue	$806	$715	$1,637	$1,440
Cost of services, exclusive of depreciation and amortization	528	483	1,083	974
Depreciation and amortization	21	13	40	24
Gross Profit	257	219	514	442

Operating Expenses
Selling, general and administrative	193	157	378	297
Depreciation and intangible amortization	85	85	170	170
Total operating expenses	278	242	548	467
Operating Income (Loss)	(21)	(23)	(34)	(25)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	—	(50)	25	(63)
(Gain) Loss from change in fair value of tax receivable agreement	11	(38)	19	(43)
Interest expense	33	29	66	58
Other (income) expense, net	4	(7)	7	(8)
Total other (income) expense, net	48	(66)	117	(56)
Income (Loss) Before Income Tax	(69)	43	(151)	31
Income tax expense (benefit)	3	(9)	(5)	(8)
Net Income (Loss)	(72)	52	(146)	39
Net loss attributable to noncontrolling interests	(5)	1	(11)	(1)
Net (Loss) Income Attributable to Alight, Inc.	$(67)	$51	$(135)	$40

Earnings Per Share
Basic (net loss) earnings per share	$(0.14)	$0.11	$(0.28)	$0.09
Diluted (net loss) earnings per share	$(0.14)	$0.10	$(0.28)	$0.07

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2023	2022
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$271	$250
Receivables, net	629	678
Other current assets	297	379
Total Current Assets Before Fiduciary Assets	1,197	1,307
Fiduciary assets	1,291	1,509
Total Current Assets	2,488	2,816
Goodwill	3,681	3,679
Intangible assets, net	3,713	3,872
Fixed assets, net	358	320
Deferred tax assets, net	9	6
Other assets	523	542
Total Assets	$10,772	$11,235

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$385	$508
Current portion of long-term debt, net	25	31
Other current liabilities	324	300
Total Current Liabilities Before Fiduciary Liabilities	734	839
Fiduciary liabilities	1,291	1,509
Total Current Liabilities	2,025	2,348
Deferred tax liabilities	43	60
Long-term debt, net	2,784	2,792
Long-term tax receivable agreement	603	568
Financial instruments	122	97
Other liabilities	241	281
Total Liabilities	$5,818	$6,146
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 497.7 and 478.3 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 10.0 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 44.1 and 63.5 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 5.2 and 5.6 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Treasury stock, at cost (3.1 and 1.5 shares at June 30, 2023 and December 31, 2022, respectively)	(26)	(12)
Additional paid-in-capital	4,734	4,514
Retained deficit	(293)	(158)
Accumulated other comprehensive income	100	95
Total Alight, Inc. Stockholders' Equity	$4,515	$4,439
Noncontrolling interest	439	650
Total Stockholders' Equity	$4,954	$5,089
Total Liabilities and Stockholders' Equity	$10,772	$11,235

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(in millions)	2023	2022
Operating activities:
Net income (loss)	$(146)	$39
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	50	35
Intangible asset amortization	160	159
Noncash lease expense	11	13
Financing fee and premium amortization	(1)	(1)
Share-based compensation expense	75	75
(Gain) loss from change in fair value of financial instruments	25	(63)
(Gain) loss from change in fair value of tax receivable agreement	19	(43)
Release of unrecognized tax provision	(1)	—
Deferred tax expense (benefit)	(2)	(10)
Other	4	—
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	49	(42)
Accounts payable and accrued liabilities	(126)	(49)
Other assets and liabilities	45	5
Cash provided by operating activities	$162	$118
Investing activities:
Capital expenditures	(89)	(79)
Cash used in investing activities	$(89)	$(79)
Financing activities:
Net increase (decrease) in fiduciary liabilities	(218)	74
Borrowings from banks	—	104
Financing fees	—	(3)
Repayments to banks	(13)	(126)
Principal payments on finance lease obligations	(13)	(17)
Payments on tax receivable agreements	(7)	—
Tax payment for shares/units withheld in lieu of taxes	(6)	(1)
Deferred and contingent consideration payments	(4)	(81)
Repurchase of shares	(14)	—
Other financing activities	—	(6)
Cash provided by (used in) financing activities	$(275)	$(56)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	(9)
Net increase (decrease) in cash, cash equivalents and restricted cash	(197)	(26)
Cash, cash equivalents and restricted cash at beginning of period	1,759	1,652
Cash, cash equivalents and restricted cash at end of period	$1,562	$1,626

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2023	2022	2023	2022
Net Income (Loss)	$(72)	$52	$(146)	$39
Interest expense	33	29	66	58
Income tax expense (benefit)	3	(9)	(5)	(8)
Depreciation	26	18	50	35
Intangible amortization	80	80	160	159
EBITDA	70	170	125	283
Share-based compensation	38	42	75	75
Transaction and integration expenses(1)	8	3	10	9
Restructuring	30	14	56	20
(Gain) Loss from change in fair value of financial instruments	—	(50)	25	(63)
(Gain) Loss from change in fair value of tax receivable agreement	11	(38)	19	(43)
Other(2)	—	1	1	3
Adjusted EBITDA	$157	$142	$311	$284
Revenue	$806	$715	$1,637	$1,440
Adjusted EBITDA Margin(3)	19.5%	19.9%	19.0%	19.7%

(1) Transaction and integration expenses primarily relate to acquisition activity.

(2) Other primarily includes expenses related to debt financing.

(3) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue.

Reconciliation of Net Income (Loss) Attributable to Alight, Inc. to Adjusted Net Income and Adjusted Diluted Earnings per Share

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except share and per share amounts)	2023	2022	2023	2022
Numerator:
Net (Loss) Income Attributable to Alight, Inc.	$(67)	$51	$(135)	$40
Conversion of noncontrolling interest	(5)	1	(11)	(1)
Intangible amortization	80	80	160	159
Share-based compensation	38	42	75	75
Transaction and integration expenses	8	3	10	9
Restructuring	30	14	56	20
(Gain) Loss from change in fair value of financial instruments	—	(50)	25	(63)
(Gain) Loss from change in fair value of tax receivable agreement	11	(38)	19	(43)
Other	—	1	1	3
Tax effect of adjustments(1)	(18)	(39)	(51)	(67)
Adjusted Net Income	$77	$65	$149	$132

Denominator:
Weighted average shares outstanding - basic	490,306,205	457,851,348	483,358,533	457,347,581
Dilutive effect of the exchange of noncontrolling interest units	—	75,886,716	—	75,886,716
Dilutive effect of RSUs	—	—	—	836,356
Weighted average shares outstanding - diluted	490,306,205	533,738,064	483,358,533	534,070,653
Exchange of noncontrolling interest units(2)	44,103,939	—	51,055,250	—
Impact of unvested RSUs(3)	10,109,595	10,791,134	10,109,595	9,954,778
Adjusted shares of Class A Common Stock outstanding - diluted(4)	544,519,739	544,529,198	544,523,378	544,025,431

Basic (Net Loss) Earnings Per Share	$(0.14)	$0.11	$(0.28)	$0.09
Diluted (Net Loss) Earnings Per Share	$(0.14)	$0.10	$(0.28)	$0.07
Adjusted Diluted Earnings Per Share(4)(5)	$0.14	$0.12	$0.27	$0.24

(1) Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.

(2) Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.

(3) Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.

(4) Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for 20 consecutive trading days; and (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for 20 consecutive trading days. Both tranches have a seven-year duration.

(5) Excludes 30,228,371 and 34,577,418 performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of June 30, 2023 and June 30, 2022, respectively.

Reconciliation of Segment Profit to Income (Loss) Before Income Tax Benefit

(Unaudited)

	Segment Profit
	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2023	2022	2023	2022
Employer Solutions	$240	$200	$478	$404
Professional Services	19	20	38	39
Other	(2)	(1)	(2)	(1)
Total Gross Profit	257	219	514	442
Selling, general and administrative	193	157	378	297
Depreciation and intangible amortization	85	85	170	170
Operating Income (Loss)	(21)	(23)	(34)	(25)
(Gain) Loss from change in fair value of financial instruments	-	(50)	25	(63)
(Gain) Loss from change in fair value of tax receivable agreement	11	(38)	19	(43)
Interest expense	33	29	66	58
Other (income) expense, net	4	(7)	7	(8)
Income (Loss) Before Income Tax	$(69)	$43	$(151)	$31

Gross Profit to Adjusted Gross Profit Reconciliation by Segment

(Unaudited)

	Three Months Ended June 30, 2023
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$240	$19	$(2)	$257
Add: stock-based compensation	8	1	—	9
Add: depreciation and amortization	20	—	1	21
Adjusted Gross Profit	$268	$20	$(1)	$287
Gross Profit Margin	34.4%	19.0%	-22.2%	31.9%
Adjusted Gross Profit Margin	38.5%	20.0%	-11.1%	35.6%

	Three Months Ended June 30, 2022
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$200	$20	$(1)	$219
Add: stock-based compensation	9	1	—	10
Add: depreciation and amortization	12	—	1	13
Adjusted Gross Profit	$221	$21	$-	$242
Gross Profit Margin	32.6%	22.0%	-10.0%	30.6%
Adjusted Gross Profit Margin	36.0%	23.1%	0.0%	33.8%

	Six Months Ended June 30, 2023
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$478	$38	$(2)	$514
Add: stock-based compensation	16	2	—	18
Add: depreciation and amortization	38	—	2	40
Adjusted Gross Profit	$532	$40	$-	$572
Gross Profit Margin	33.7%	19.2%	-10.5%	31.4%
Adjusted Gross Profit Margin	37.5%	20.2%	0.0%	34.9%

	Six Months Ended June 30, 2022
($ in millions)	Employer Solutions	Professional Services	Other	Total
Gross Profit	$404	$39	$(1)	$442
Add: stock-based compensation	16	1	—	17
Add: depreciation and amortization	22	—	2	24
Adjusted Gross Profit	$442	$40	$1	$483
Gross Profit Margin	32.7%	21.5%	-4.5%	30.7%
Adjusted Gross Profit Margin	35.7%	22.1%	4.5%	33.5%

Other Select Financial Data

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
($ in millions)	2023	2022	2023	2022
Segment Revenues
Employer Solutions:
Recurring	$639	$559	$1,308	$1,129
Project	58	55	112	108
Total Employer Solutions	697	614	1,420	1,237
Professional Services:
Recurring	35	32	68	62
Project	65	59	130	119
Total Professional Services	100	91	198	181
Total Reportable Segments	797	705	1,618	1,418
Other (1)	9	10	19	22
Total revenue	$806	$715	$1,637	$1,440

Segment Gross Profit
Employer Solutions	$240	$200	$478	$404
Professional Services	19	20	38	39
Other	(2)	(1)	(2)	(1)
Total gross profit	$257	$219	$514	$442

Segment Gross Margin
Employer Solutions	34.4%	32.6%	33.7%	32.7%
Professional Services	19.0%	22.0%	19.2%	21.5%
Other	(22.2%)	(10.0%)	(10.5%)	(4.5%)
Total gross margin	31.9%	30.6%	31.4%	30.7%

Segment Adjusted Gross Profit
Employer Solutions	$268	$221	$532	$442
Professional Services	20	21	40	40
Other	(1)	—	—	1
Total gross profit	$287	$242	$572	$483

Segment Adjusted Gross Margin Percent
Employer Solutions	38.5%	36.0%	37.5%	35.7%
Professional Services	20.0%	23.1%	20.2%	22.1%
Other	(11.1%)	0.0%	0.0%	4.5%
Total adjusted gross margin percent	35.6%	33.8%	34.9%	33.5%

Adjusted EBITDA	$157	$142	$311	$284

Cash provided by operating activities			$162	$118

Other Key Statistics
Recurring revenue	$683	$601	$1,395	$1,213
BPaaS revenue	$179	$128	$350	$242
BPaaS revenue as % of total revenue	22.2%	17.9%	21.4%	16.8%
BPaaS bookings(2)	$149	$234	$224	$356

(1) Other revenues primarily attributable to the former Hosted Segment.

(2) BPaaS bookings are reported on a total contract value (TCV) basis.